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SCHEDULE 14A

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	Stephen A. Littleton
5959 Las Colinas Boulevard	Vice President, Investor Relations
Irving, TX 75039-2298	and Secretary

May 6, 2020

Re: Supplemental Information Related to Item 3 – Advisory Vote to Approve Executive Compensation

Dear Investor,

In the 2020 filing of Exxon Mobil Corporation’s proxy, in the Compensation Discussion and Analysis (CD&A), we summarize the key design features of our compensation program and demonstrate a strong linkage between ExxonMobil’s compensation program and business results.

The Combined Realized and Unrealized Pay and Realized Pay charts on page 43 compare the compensation of the ExxonMobil CEO position versus our compensation benchmark companies over a 10-year period from 2009 to 2018. The 2019 data for our compensation benchmark companies have recently become available as they have filed their 2020 proxies. Therefore, we have updated the charts as shown below. This also updates all other references to ExxonMobil’s rank percentile in the CD&A.

Realized Pay is compensation actually received by the CEO during the year, excluding any retirement distributions. Unrealized Pay represents the current value – not the grant date value used for reporting in the Summary Compensation Table – of outstanding unvested cash and stock-based incentive awards as well as the current market value of unexercised “in the money” stock options granted during the years 2010 through 2019. Award values are based on target levels of formula-based awards and fiscal year-end 2019 stock prices. See page 48 of the CD&A for more detailed definitions of realized and unrealized pay.

We look forward to discussing this information with our shareholders, including during the webinar on executive compensation and shareholder proposals on May 8, 2020.

Sincerely,

Please read this supplemental information together with the more detailed information included in the CD&A, compensation tables, and narrative on pages 31 through 58 of ExxonMobil’s 2020 Proxy Statement before you cast your vote on Management Resolution Item 3 – Advisory Vote to Approve Executive Compensation.